Exhibit 99.1

Trex Company Announces Fourth Quarter and Calendar Year 2016 Results

— Record Revenues and Net Income Achieved for the Year —

— 2017 Results Expected to Benefit from Continued Market Share Gains and Favorable Gross Margin Impacts —

Fourth Quarter Highlights

  Net sales increased 7% to $95 million
  Gross margin expanded 420 bps to 40%
  EPS was $0.43, up 65%

Calendar Year 2016 Highlights

  Net sales increased 9% to $480 million
  Gross margin was 39%, up 390 bps
  EPS increased 51%
  Operating cash flow totaled $85 million, a 36% year-on-year increase

WINCHESTER, Va.--(BUSINESS WIRE)--February 21, 2017--Trex Company, Inc. (NYSE:TREX), the world’s number-one brand of decking and railing and leader in high-performance, low-maintenance outdoor living products, today reported financial results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter 2016 Results

Net sales for the fourth quarter of 2016 were $95.3 million, 7% above the $89.2 million reported last year. Net income for the fourth quarter in 2016 was $12.6 million, or $0.43 per diluted share, up 56% and 65%, respectively, from the net income of $8.1 million, or $0.26 per diluted share reported for last year’s fourth quarter. Gross profit as a percentage of net sales, gross margin, was 40%, 420 basis points ahead of the prior year driven by lower raw material costs, manufacturing efficiencies and higher capacity utilization.

“Fourth quarter sales performance was above our guidance and represented broad based, year-on-year growth across our product lines and geographies. The high single-digit sales growth achieved in the fourth quarter is noteworthy given the difficult comparisons to last year’s record fourth quarter, when unusually warm weather contributed to a 20% year-on-year sales increase. Gross margin expansion and cost discipline resulted in operating income as a percentage of net sales, operating income margin, of over 20%, substantially ahead of the 15% reported in the prior year,” said James E. Cline, President and Chief Executive Officer.

Fiscal Year 2016 Results

For calendar year 2016, net sales were $479.6 million, 9% above the $440.8 million reported for the comparable period in 2015. Gross margin was 39.0%, a 390 basis points year-over-year increase from 35.1%. Net income totaled $68 million, or $2.29 per diluted share, up 41% and 51%, respectively, from 2015. Excluding legacy warranty reserve charges of $9.8 million in 2016 and $5.4 million in 2015, gross margin was 41.1%, an expansion of 470 basis points, and earnings were $2.51 per diluted share for 2016, up 54%.

“This was another record year for Trex, reflecting the success of our branding campaigns and market share initiatives which included a heightened focus on wood market conversion. We continued to expand our brand reach and strengthened our global distribution network in 2016, resulting in a double-digit increase in domestic and international sales of decking and railing products. At the same time, lower input costs and manufacturing cost savings generated significant operating leverage, enabling us to achieve income growth that significantly outpaced revenue growth,” Mr. Cline noted.

Summary and Outlook

“Trex’s strong 2016 performance and the product development and branding initiatives we have undertaken to date have laid the foundation for continued positive momentum in 2017. We expect revenue to benefit from favorable macroeconomic conditions, specifically the positive outlook for repair and remodeling spending and high consumer confidence levels. At the same time, we believe we will see further expansion of Trex’s market share position and the progressive benefits of our marketing programs to capture share of the large wood decking market.

“In the first quarter 2017, we expect net sales to be approximately $144 million, representing over 9% year-on-year growth, and gross margin is projected to continue to benefit from our focus on manufacturing efficiencies, cost reduction initiatives and higher capacity utilization. Incremental gross margin for full year 2017 is expected to return to a more normalized level of 45-50%,” Mr. Cline concluded.

The Company’s Board of Directors approved a new share repurchase program under which the Company may repurchase up to 2.96 million shares. There is no guarantee as to the exact number of shares that will be repurchased under the Company’s program, or that there will be any repurchases pursuant to the program. In addition, the stock repurchase program may be suspended, or terminated by the Company at any time without prior notice.

Early Adoption of FASB ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.”

In the 2016 fourth quarter, the Company elected to early adopt this FASB pronouncement, which had a $1.7 million favorable impact on full year 2016 income tax and net income, or $0.05 per share. The Company applied this guidance prospectively as of January 1, 2016 which will result in a retrospective application of the guidance to the first three quarters of 2016. The change resulted in a $1.6 million income benefit spread over the first three quarters.

Fourth Quarter 2016 Conference Call and Webcast Information

Trex will hold a conference call to discuss its fourth quarter and full year 2016 results and other corporate matters on Tuesday, February 21st, 2017 at 8:30 a.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at http://investor.trex.com/phoenix.zhtml?c=86979&p=irol-irhome. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the impact of weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Trex Company

Trex Company is the world’s largest manufacturer of high performance wood-alternative decking and railing, with more than 25 years of product experience. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com.

TREX COMPANY, INC.

Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Year Ended December 31,
	2016	2015	2014

Net sales	$479,616	$440,804	$391,660

Cost of sales	292,521	285,935	251,464

Gross profit	187,095	154,869	140,196

Selling, general and administrative expenses	83,140	77,463	72,370

Income from operations	103,955	77,406	67,826

Interest expense, net	1,125	619	878

Income before income taxes	102,830	76,787	66,948

Provision for income taxes	34,983	28,689	25,427

Net income	$67,847	$48,098	$41,521

Basic earnings per common share	$2.31	$1.53	$1.28

Basic weighted average common shares outstanding	29,394,559	31,350,542	32,319,649

Diluted earnings per common share	$2.29	$1.52	$1.27

Diluted weighted average common shares outstanding	29,612,669	31,682,509	32,751,074

Comprehensive income	$67,847	$48,098	$41,521

TREX COMPANY, INC.

Condensed Consolidated Balance Sheets
(In thousands, except share data)

	December 31,
	2016	2015

ASSETS
Current assets:

Cash and cash equivalents	$18,664	$5,995
Accounts receivable, net	48,039	47,386
Inventories	28,546	23,104
Prepaid expenses and other assets	10,400	13,409
Deferred income taxes	―	9,136
Total current assets	105,649	99,030
Property, plant and equipment, net	103,286	100,924
Goodwill and other intangibles	10,523	10,526
Other assets	1,972	1,518
Total assets	$221,430	$211,998

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$10,767	$17,733
Accrued expenses	34,693	28,891
Accrued warranty	5,925	6,825
Line of credit	—	7,000
Total current liabilities	51,385	60,449
Deferred income taxes	894	4,597
Non-current accrued warranty	31,767	26,698
Other long-term liabilities	3,223	3,791
Total liabilities	87,269	95,535
Stockholders’ equity:

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized; 34,894,233 and 34,819,259 shares issued and 29,400,552 and 30,904,530 shares outstanding at December 31, 2016 and 2015, respectively	349	348
Additional paid-in capital	120,082	116,947
Retained earnings	187,242	119,395
Treasury stock, at cost, 5,493,681 and 3,914,729 shares at December 31, 2016 and 2015, respectively	(173,512)	(120,227)
Total stockholders’ equity	134,161	116,463
Total liabilities and stockholders’ equity	$221,430	$211,998

TREX COMPANY, INC.

Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2016	2015	2014

Operating Activities
Net income	$67,847	$48,098	$41,521
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,498	14,384	15,204
Deferred income taxes	5,433	1,024	3,574
Stock-based compensation	4,788	4,861	4,807
(Gain) Loss on disposal of property, plant and equipment	(185)	649	158
Excess tax benefits from stock compensation	―	(3,147)	(12,898)
Other non-cash adjustments	(284)	(271)	(245)
Changes in operating assets and liabilities:
Accounts receivable	(653)	(10,995)	867
Inventories	(5,442)	643	(1,319)
Prepaid expenses and other assets	(4,256)	905	(624)
Accounts payable	(6,966)	(2,317)	5,159
Accrued expenses and other liabilities	9,403	7,554	(7,535)
Income taxes receivable/payable	1,110	1,246	9,973

Net cash provided by operating activities	85,293	62,634	58,642

Investing Activities
Expenditures for property, plant and equipment	(14,551)	(23,333)	(12,974)
Proceeds from sales of property, plant and equipment	4,349	35	66
Purchase of acquired company, net of cash acquired	—	(31)	(44)
Notes receivable, net	—	—	79

Net cash used in investing activities	(10,202)	(23,329)	(12,873)

Financing Activities
Financing costs	(485)	(3)	(453)
Borrowings under line of credit	242,700	225,500	143,000
Principal payments under line of credit	(249,700)	(218,500)	(143,000)
Repurchases of common stock	(55,216)	(53,313)	(53,189)
Proceeds from employee stock purchase and option plans	279	315	747
Excess tax benefits from stock compensation	―	3,147	12,898

Net cash used in financing activities	(62,422)	(42,854)	(39,997)

Net increase (decrease) in cash and cash equivalents	12,669	(3,549)	5,772
Cash and cash equivalents at beginning of period	5,995	9,544	3,772

Cash and cash equivalents at end of period	$18,664	$5,995	$9,544

Supplemental Disclosure:
Cash paid for interest	$852	$625	$520
Cash paid for income taxes, net	$28,626	$26,327	$11,919

CONTACT:
Trex Company, Inc.
Bryan Fairbanks
VP & CFO
540-542-6300
or
MBS Value Partners
Lynn Morgen/Viktoriia Nakhla
212-750-5800